Exhibit 10.3

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”) is entered into on March 17, 2021, and effective on March 17, 2021 (the “Effective Date”), by and between Kaival Brands Innovations Group, a Delaware corporation (the “Company”), and Roger Brooks (the “Director”).

WHEREAS, the Company seeks to attract and retain as directors, capable and qualified persons to serve on the Company’s board of directors (the “Board”);

WHEREAS, the Company has requested and received from the Director certain information regarding the Director’s qualifications and fitness to serve on the Board and has considered and relied upon the accuracy of such information in offering the Director the opportunity to serve on the Board;

WHEREAS, the Company believes that the Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to the Board; and

WHEREAS, the Director is willing to serve on the Board, subject to the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1.            Service to the Board.

(a)       Subject to the terms and provisions of this Agreement, the term of service as a director under this Agreement shall begin on the Effective Date and shall continue until the earliest of the following to occur (the “Term”): (i) the third anniversary of the Effective Date; (ii) the death or disability of the Director; (iii) the termination of the Director from membership on the Board by the mutual agreement of the Company and the Director; (iv) the removal of the Director from the Board by the stockholders of the Company in accordance with the Delaware General Corporation Law, the Company’s Restated Certificate of Incorporation, as amended, and the Company’s Bylaws; and (v) the resignation by the Director from the Board. For purposes of this Section, “disability” shall mean the inability of the Director to perform the Services for a period of at least fifteen (15) consecutive days.

(b)       During the Term of this Agreement, the Director will serve on the following Board committees (each a “Committee”) and in the capacities stated:

	Member	Chairperson
Audit Committee	✓	✓
Governance and Nominating Committee	✓
Finance Committee	✓

In connection with serving as the Company’s Audit Committee Chairperson, the Director agrees that he is also serving as the “audit financial expert” for purposes of filings before the Securities and Exchange Commission, OTC Markets Group Inc., and/or Nasdaq Capital Markets, as applicable.

2.            Services / Duties.

(a)       The Director’s duties will include without limitation: (a) making reasonable business efforts to attend all scheduled meetings of the Board as described below; (b) serving on the Committees listed above, and making reasonable business efforts to attend all meetings of each Committee of which the Director is a member; and (c) performing such other customary duties and responsibilities assigned to the Director by the Chairman of the Board (collectively, the “Services”). The Director shall perform his Services on behalf of the Company in good faith and in a manner that is in the best interests of the Company.

(b)       The Company currently intends to hold during each calendar year: (i) at least four (4) Board meetings to be held likely via conference call or video call; however, occasional in-person Board meetings may be required; and (ii) at least one (1) annual stockholders’ meeting. The Board and its committees will hold additional meetings as may be required by the business and affairs of the Company. In fulfilling his responsibilities as a member of the Board, the Director agrees that he shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances.

(c)       The Director will use his best efforts to provide the Services to the Company, to promote the interests of the Company, and to devote the time necessary to faithfully perform his duties and the Services. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his responsibilities to such entity may have priority and (ii) sits or may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. So long as any outside activities do not create a conflict, interfere, or violate the Director’s obligations under this Agreement or the Director’s fiduciary duties to the Company and the stockholders, the Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity. Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his respective commitments so as to fulfill his obligations to the Company, and in any event, will fulfill his legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notifications to the Board, engage in any other business activity which could create a conflict of interest with the Company, materially interfere with the performance of his duties, services, and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company; provided, that the foregoing shall in no way limit his activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he currently sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, the Services, and responsibilities hereunder.

3.            Compensation and Expenses.

(a)       Board Compensation; Committee Compensation. For Services provided to the Company hereunder, the Director will be entitled to receive $12,500 compensation per quarter during the Term of this Agreement.

(b)       Stock Compensation. As additional compensation for the Services provided to the Company hereunder, the Director is also entitled to receive from the Company on the Effective Date, a non-qualified stock option (the “Stock Option”) to purchase 300,000 shares of the Company’s common stock, with the exercise price determined by using the closing bid price of the Company’s common stock on the Effective Date. Vesting will be as follows: 90,000 of the shares underlying the Stock Option shall vest on the Effective Date, 70,000 of the shares underlying the Stock Option shall vest on the first anniversary of the Effective Date, 70,000 of the shares underlying the Stock Option shall vest on the second anniversary of the Effective Date, and the remaining 70,000 shares underlying the Stock Option shall vest on the third anniversary of the Effective Date; however, if a change of control event occurs (as defined in the Award Agreement (as defined below)), all unvested shares shall vest immediately. Any and all equity awards shall be granted under and shall be subject to the terms and provisions of the 2020 Stock and Incentive Compensation Plan, as the same may be amended from time to time (the “Incentive Plan”), and shall be granted subject to the execution and delivery of a stock option award agreement, as approved by the Board, in substantially the same form as attached hereto as Exhibit A (the “Award Agreement”). The parties hereby agree that to the extent permitted by the Incentive Plan, the number of shares underlying the Stock Option shall not be adjusted in the event the Company effects one or more reverse stock splits of its common stock.

(c)       Other Benefits. The Board (or its designated Committee) may from time to time authorize such other compensation and benefits for the Director, in addition to the compensation set forth above in subsections (a) and (b) of this Section 3.

(d)       Expenses. Upon submission of proper receipts, invoices, or vouchers, as may reasonably be required by the Company, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in connection with the Director’s attendance at any meetings of the Board or of any committee of the Board, provided that the Director complies with the generally applicable policies, practices, and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

(e)       Independent Contractor. While serving as a member of the Board, the Director’s status shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

4.            Director’s Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director also agrees to use his best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of the majority of the disinterested members of the Board. If, at any time, the Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, the Director will promptly notify the Chairman of the Board and President of the Company of such obligation, prior to making such disclosure or taking such action. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

5.             Director Covenants.

(a)       Confidentiality. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the Term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Director’s Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by the Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to his relationship with Company; or (iii) the information is disclosed to the Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

(b)       Insider Trading Guidelines. The Director agrees to execute the Company’s Insider Trading Policy in the form attached hereto as Exhibit A. In addition, the Director shall provide the Company on a semi-annual basis a certification of Director’s compliance with such Insider Trading Policy.

(c)       Remedies. The Director agrees that any breach of the terms of this Section 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 5.

(d)       The provisions of this Section 5 shall survive termination, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 5.

6.            Directors’ and Officers’ Insurance. The Company agrees that it will obtain directors’ and officers’ insurance benefitting the Board by the earlier of (i) the date the Company’s common stock is approved for listing on the Nasdaq Capital Market or (ii) May 31, 2021, and shall use its best efforts to maintain such insurance during the remainder of the Term of this Agreement. To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company’s directors or officers.

7.            Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

8.            Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:	Kaival Brands Innovations Group, Inc. 4460 Old Dixie Highway Grant, Florida 32949

If to the Director:	Roger Brooks

9.             Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

10.          Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, between them as to such subject matter.

11.          Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

12.          Governing Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and the Director hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

13.          Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

14.          Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended, or waived except by an instrument in writing duly signed by the party to be charged.

15.          Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

16.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid, and binding for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

COMPANY:

KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation

By:	/s/ Eric Mosser
Name:	Eric Mosser
Title:	Chief Operating Officer

DIRECTOR:

/s/ Roger Brooks
Roger Brooks

EXHIBIT A

Form Stock Option Award Agreement

KAIVAL BRANDS INNOVATIONS GROUP, INC.
2020 STOCK AND INCENTIVE COMPENSATION PLAN

Nonqualified Stock Option

Grant of Option. KAIVAL BRANDS INNOVATIONS GROUP, INC., a Delaware corporation (the “Company”), hereby grants to the Awardee named below a Nonqualified Stock Option for the purchase of up to but not exceeding the number of shares of the Company’s Common Stock, $.001 par value per share (the “Option”), exercisable at the price and upon the terms and conditions set forth below, and subject to any adjustments made pursuant to Section 14 of the Company’s 2020 Stock and Incentive Compensation Plan (“Plan”):

Awardee: Roger Brooks

Number of Shares: 300,000

Grant Date:    March 17, 2021

Exercise Price/Share: $2.165

Expiration Date: March 16, 2031

Approval of Counsel Required for Issuance of Common Stock. No shares of Common Stock shall be issued pursuant to the exercise of the Option unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal and state securities laws.

Option Subject to Plan. The Option is granted as a Nonqualified Stock Option as defined in Section 2(w) of the Plan that is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code, is issued pursuant to the Plan, and is in all respects subject to the terms, provisions, conditions and restrictions of the Plan. In the event of any conflict between this instrument and the Plan, the Plan shall control.

Defined Terms. Except as otherwise defined herein, capitalized terms used in this instrument shall have the meanings ascribed to such terms in the Plan.

Exercise Price. The Option exercise price set forth above for each related Common Share is not less than the Fair Market Value of each Common Share calculated as of the date of grant in accordance with Section 2(t) of the Plan. The exercise price is subject to adjustment pursuant to Section 14 of the Plan.

Vesting of Option. The Option will become vested and exercisable with respect to the number of shares set forth in the vesting schedule below until the Option is 100% vested, except as otherwise provided in the Plan:

DATE VESTED AND EXERCISABLE	NUMBER OF SHARES EXERCISABLE
March 17, 2021	90,000
March 17, 2022	70,000
March 17, 2023	70,000
March 17, 2024	70,000

All unvested shares underlying the Option shall vest immediately upon a Change of Control (as that term is defined in the Plan).

Option Period. The Option, or any part thereof, may be exercised at any time between the date at which it becomes vested and exercisable and the Expiration Date set forth above, inclusive of such dates, except that in the event of the Awardee’s death, or his or her Disability (as defined under Section 2(p) of the Plan), or if the Awardee’s employment by the Company is terminated for any reason, or if there is a Change of Control of the Company, then the provisions of Sections 12(c) and 14(b) of the Plan, respectively, shall govern the option period.

Method of Exercise. The Option is exercisable by providing a written notice of exercise in accordance with the procedures adopted by the Committee, but subject to all conditions and restrictions set forth in the Plan, and the Option consideration shall be payable in one of the forms permitted under Section 8(f) of the Plan, as determined by the Committee. The exercise price for the number of shares exercised under the Option shall be payable in full at the time of exercise.

Transferability. The Option is not assignable or transferable except by will or the laws of descent or distribution and is exercisable during the Awardee’s lifetime only by him or her. No assignment or transfer of the Option, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except to a designated beneficiary, upon death, by will or the laws of descent or distribution) will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the Option will terminate and become of no further effect.

Tax Withholding on Exercise. Awardee shall satisfy the Company’s withholding obligation of any federal, state, local or foreign taxes of any kind required to be withheld as a result of an exercise of the Option by providing payment of the amount of such withholding: (i) by cash, certified or cashier’s check, money order or personal check; (ii) by delivery of shares of the Company’s common stock already owned by Awardee; (iii) by the Company’s withholding from other compensation payable to Awardee by the Company; or (iv) pursuant to a request by Awardee, by withholding from the shares of common stock to be delivered upon exercise of the Option no more than the maximum number of shares that is necessary to satisfy the statutory withholding obligation.

KAIVAL BRANDS INNOVATIONS GROUP, INC.

By:	Date:

Title:

The Awardee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Option evidenced hereby subject to all the terms, provisions, conditions and restrictions of the Plan. The Awardee also understands that this Option is not intended to qualify as an Incentive Stock Option as defined in Section 422 of the Code. Accordingly, the Awardee understands that he or she will recognize taxable income upon exercise of the Option based on the difference between the Option exercise price and the Fair Market Value of the shares at the time of exercise.

Signature:

Printed Name:

Date:

EXHIBIT B

Insider Trading Policy

See attached.